Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE

FIRST QUARTER OF FISCAL 2007

Boulder, Colo., (November 6, 2006) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the first quarter of fiscal 2007.

Array reported revenue of $11.0 million for the first quarter of fiscal 2007, compared to revenue of $11.2 million for the same period in fiscal 2006.  Investment in research and development for proprietary drug discovery was $10.9 million, a $2.2 million increase over the same quarter last year, due to additional preclinical and clinical development activities.  Array reported a net loss of $8.2 million, or ($0.21) per share, for the first quarter, compared to a net loss of $9.7 million, or ($0.25) per share, for the same quarter in fiscal 2006. Array ended the first quarter of fiscal 2007 with $95.8 million in cash, cash equivalents and marketable securities.

“We are delighted that ARRY-162, our first-in-class MEK inhibitor for the treatment of inflammatory diseases, has met its initial objectives in a single ascending dose clinical study involving 20 healthy volunteers,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “These preliminary results support its advancement into rheumatoid arthritis patients this fall.”

First Quarter and Subsequent Accomplishments:

Advancing Proprietary Research Programs

•                  ARRY-886 (AZD6244), a novel MEK inhibitor, continued in randomized Phase 2 studies initiated by AstraZeneca in patients with malignant melanoma, colorectal, pancreatic or non-small cell lung cancers.

•                  Advanced ARRY-543, an oral, selective, reversible, small molecule tyrosine kinase inhibitor of both ErbB-2 (Her-2/neu) and EGFR, in a Phase 1 clinical trial.  Array will present interim results of this trial at its Analyst Day on December 5, 2006 in New York City.

•                  Continued a Phase 1 clinical trial in healthy volunteers for our first-in-class MEK inhibitor for inflammatory disease, ARRY-162.  There have been no serious adverse events through 14 days of continuous dosing and cytokine production was significantly inhibited after ex-vivo stimulation of clinical samples.  Array presented these results at the 14th International Inflammation Research Association Conference on October 19, 2006.

•                  Array’s lead p38 inhibitor, ARRY-797, was cleared by the FDA to advance into a Phase 1 clinical trial for inflammatory disease.  ARRY-797 is well tolerated and has demonstrated efficacy in preclinical models of both cancer and human arthritis.

•                  Continued regulated safety assessment testing on Array’s lead small molecule Kinesin Spindle Protein (KSP) inhibitor and anticipate an investigational new drug application filing in 2006.  The candidate has demonstrated efficacy in preclinical models of human cancer.

Partnered Research

•                  InterMune, Inc. submitted an electronic Clinical Trial Authorization (CTA) application on September 26, 2006, to the French Medicinal and Biological Products Evaluation Directorate (AFSSAPS) for ITMN-191, an orally available hepatitis C virus (HCV) protease inhibitor, developed in a collaboration between InterMune and Array.  Array will be entitled to a milestone payment after the first patient is dosed in the trial with ITMN-191.

Strengthening Leadership

•                  Appointed April H. Teitelbaum, MD, MS, FACP, to the newly created position of Vice President of Clinical Development - Oncology. Dr. Teitelbaum is overseeing the medical strategy and clinical development of Array’s oncology drug pipeline.

Array will hold a conference call on Tuesday, November 7, 2006, at 9:00 a.m. eastern time to discuss these results.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information

Date:                      Tuesday, November 7, 2006

Time:                     9:00 a.m. eastern time

Toll-Free:              (800) 310-6649

Toll:                       (719) 457-2693

Pass Code:            5765434

Web Cast:             www.arraybiopharma.com

A replay of the call will be available as a webcast on www.arraybiopharma.com and by phone for one week by dialing toll-free (888) 203-1112 or (719) 457-0820.  The access code is 5765434.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2006, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of November 6, 2006. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	September 30,
	2006	2005

Revenue:
Collaboration revenue	$7,989	$8,284
License and milestone revenue	3,037	2,958
Total revenue	11,026	11,242

Operating expenses *
Cost of revenue(1)	6,267	9,390
Research and development for proprietary drug discovery (2)	10,853	8,625
Selling, general and administrative expenses (3)	2,969	3,454
Total operating expenses	20,089	21,469

Loss from operations	(9,063)	(10,227)

Interest expense	(240)	(129)
Interest income	1,072	684
Net loss	$(8,231)	$(9,672)

Basic and diluted net loss per share	$(0.21)	$(0.25)
Number of shares used to compute per share data	39,148	38,498

*Includes stock-based compensation expense
(1) Cost of revenue	$329	$525
(2) Research and development for proprietary drug discovery	370	413
(3) Selling, general and administrative expenses	503	808
Total	$1,202	$1,746

Summary Balance Sheet Data

(in thousands)

	September 30,	June 30,
	2006	2006

Cash, cash equivalents and marketable securities	$95,840	$70,100
Property, plant and equipment, gross	66,999	66,139
Working capital	80,164	56,008
Total assets	126,207	102,173
Long term debt	15,000	14,150
Stockholders’ equity	61,983	68,641

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